Exhibit 99.1
Intuitive Appoints Amy L. Ladd, M.D. to its Board of Directors
SUNNYVALE, Calif., July 29, 2019 (GLOBE NEWSWIRE) -- Intuitive (Nasdaq: ISRG), a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery, today announced the appointment of Amy L. Ladd, M.D., from Stanford University Medical Center to its board of directors, effective Aug. 1, 2019.
“Dr. Ladd brings deep surgical and medical perspective to our board of directors,” said Intuitive CEO Gary Guthart. “We are excited to welcome her and look forward to her contributions.”
Dr. Ladd has spent nearly three decades practicing orthopaedic surgery at Stanford University, specializing in hand surgery and research focused on deciphering the progression and treatment of common basilar thumb arthritis. She currently serves as the Elsbach-Richards Professor of Surgery, and by courtesy, Professor of Medicine (Immunology & Rheumatology) at the Stanford University Medical Center. She holds ten patents and trademarks for innovation that include treatment for wrist fractures, thumb arthritis and that promote musculoskeletal health awareness.
Dr. Ladd also served as the chair of the American Academy of Orthopaedic Surgeons (AAOS) Board of Specialties Society and is a past member of the AAOS board of directors. She previously served as president of the Ruth Jackson Orthopaedic Society.
Dr. Ladd received her M.D. from SUNY Upstate Medical University, completed Orthopaedic Residency at the University of Rochester, and completed the Harvard Combined Hand Surgery Fellowship. Dr. Ladd was a fellow at L'Institut de la Main in Paris, France prior to joining the Stanford University faculty in 1990. She completed her undergraduate degree in History at Dartmouth College.
About Intuitive
Intuitive (Nasdaq: ISRG), headquartered in Sunnyvale, Calif., is a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery. At Intuitive, we believe that minimally invasive care is life-enhancing care. Through ingenuity and intelligent technology, we expand the potential of physicians to heal without constraints.
Intuitive brings more than two decades of leadership in robotic-assisted surgical technology and solutions to its offerings, and develops, manufactures and markets the da Vinci® surgical system and the Ion™ endoluminal system.
About the da Vinci Surgical System
There are several models of the da Vinci surgical system. The da Vinci surgical systems are designed to help surgeons perform minimally invasive surgery. Da Vinci systems offer surgeons high-definition 3D vision, a magnified view, and robotic and computer assistance. They use specialized instrumentation, including a miniaturized surgical camera and wristed instruments (i.e., scissors, scalpels and forceps) that are designed to help with precise dissection and reconstruction deep inside the body.
For more information, please visit the company’s website at www.intuitive.com.
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